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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders
Giga-tronics Incorporated

We consent to incorporation by reference herein of our report dated April 18, 1997, except as to Note 11, which is as of June 6, 1997, relating to the consolidated balance sheets of Giga-tronics Incorporated and subsidiaries as of March 29, 1997, and March 30, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended March 29, 1997, March 30, 1996, and March 25, 1995, and of our report dated June 9, 1997, relating to the financial statement schedule, which reports appear or are incorporated by reference in the March 29, 1997, annual report on Form 10-K of Giga-tronics Incorporated.

                                                /s/ KPMG PEAT MARWICK

Mountain View, California
April 8, 1998